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Exhibit 10.18

NON-QUALIFIED STOCK OPTION AWARD AGREEMENT

GRANT:  Globalstar, Inc., a Delaware corporation ("Company"), hereby awards you (the "Optionee" named below) a Non-Qualified Stock Option ("Option") to purchase the number of shares ("Shares") of the Company's Series A Common Stock, par value $0.0001 per share, or of any successor class or series of Company common stock into which the Series A common stock is converted (together, the "Common Stock"), at the Option Price, set forth below, subject to the following terms and conditions:

Optionee	No. of Shares	Option Price	Grant Date
Peter J. Dalton	20,000	$16.00 per share	January 1, 2005

VESTING:  The Company converted to a corporation on March 17, 2006, and this Option became fully vested at that time.

TERM:  This Option expires on March 16, 2011 (the "Expiration Date"). If your service as a director terminates prior to the Expiration Date for any reason other than (1) your death or Disability (meaning your permanent and total disability as defined in Section 22(e)(3) of the Internal Revenue Code), or (2) your not being retained as a director of the Company notwithstanding your willingness to continue to serve in that capacity, this Option will expire, to the extent it has not been previously exercised, on the date of such termination. In the event your service as a director terminates because of (1) or (2) described in this paragraph, you or your guardian, legal representative or other person who acquires the right to exercise the Option by reason thereof may exercise this Option at any time prior to the expiration of twelve (12) months after the date on which your service terminates, but in no event later than the Expiration Date.

EXERCISE:  In order to exercise this Option, you must deliver to the Company a written notice indicating the number of Shares being purchased, accompanied by full payment of the Option Price for those Shares. You may exercise this Option in whole or in part from time to time, but must do so for at least 100 Shares (or such lesser number as then remain unexercised) at any time. You may pay the Option Price in cash or in shares of Common Stock owned by you for at least six months prior to the exercise. You will have no rights as a stockholder with respect to any Shares before the exercise of this Option and the delivery to you of a certificate evidencing those Shares, or other evidence of ownership if the Shares are uncertificated.

ADJUSTMENT TO OPTION:  If the Company effects one or more stock splits, stock dividends, combinations or exchanges of shares or other capital adjustments affecting the Common Stock, the class of stock purchasable, the number of Shares covered by this Option and the Option Price will be equitably and, if applicable, proportionately adjusted.

TRANSFER RESTRICTIONS:  During your lifetime, this Option is non-transferable and is exercisable only by you or your guardian or legal representative. The Option may not be assigned, exchanged, pledged, transferred or otherwise encumbered or disposed of except by will or by the laws of descent and distribution.

TAXES:  You must pay all applicable U.S. federal, state and local taxes resulting from the issuance of Shares upon exercise of this Option. The Company has the right to withhold all withholding taxes due upon the exercise of this Option (by deduction from director's fees or otherwise) from the proceeds of such exercise or from future director's fees or any other payments.

REPRESENTATIONS AS TO PURCHASE OF SHARES:  If requested by the Company, you shall, concurrently with the delivery of a certificate for or other evidence of ownership of the Shares, give such written assurances to the Company, in the form and substance that its counsel reasonably requests, to the effect that you are acquiring the Shares for investment and without any present intention of selling or distributing them in violation of any applicable law. In the event that the Company elects to register the Shares under the Securities Act of 1933 and any applicable state laws, the issuance of such Shares shall not be subject to the restrictions contained in this paragraph.

NO RIGHT TO SERVE AS DIRECTOR:  Neither the issuance of this Option or of any Shares pursuant to this Award Agreement gives you any right to serve as a director of the Company, nor it does not affect the right of the Board of Directors or stockholders of the Company to remove you as a director or your right to resign from the Board of Directors.

COMPLIANCE WITH SECTION 409A:  It is the intent of the parties that this Award Agreement and all Shares issued under it shall be in compliance with the requirements of Section 409A of the Internal Revenue Code of 1986 ("Section 409A") and the regulations promulgated thereunder. If any provision of this Award Agreement is not in compliance with Section 409A, then that provision shall be deemed automatically amended without further action on the part of the Company or you to the minimum extent necessary to cause the provision to be in compliance and the provision will thereafter be given effect as so amended.

MODIFICATIONS:  Notwithstanding any other provision of this Award Agreement, the Company reserves the right to modify the provisions of this Award Agreement, including without limitation the timing or circumstances of the issuance of Shares, to the extent that modification is determined by the Company to be necessary to comply with applicable law or to preserve the intended deferral of income recognition with respect to the Shares until the Shares are issued.

ACKNOWLEDGEMENT:  To acknowledge receipt of this award, please sign and return one copy of this Agreement to Richard S. Roberts.

GLOBALSTAR, INC.
By:	/s/ RICHARD S. ROBERTS
Printed Name: Richard S. Roberts
Title: Secretary
OPTIONEE:
/s/ PETER J. DALTON Peter J. Dalton

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  Exhibit 10.18
NON-QUALIFIED STOCK OPTION AWARD AGREEMENT